Exhibit 99.1

MusclePharm Reports 2017 First Quarter Financial Results

DENVER, May 10, 2017 -- MusclePharm Corporation (MSLP) ("MusclePharm" or the "Company") (OTCQB: MSLP), a scientifically-driven, performance lifestyle sports nutrition company, today announced financial results for the quarter ended March 31, 2017.

Operational and Financial Highlights for First Quarter 2017 (as compared to First Quarter 2016 unless otherwise indicated):

Financial Results

•	Net Revenue was $26.0 million compared to $42.9 million in Q1 2016, and flat sequentially compared to Q4 2016
•	Adjusted EBITDA increased to $1.5 million compared to $1.3 million in Q4 2016
•	Reduced net loss 52.3% to ($3.1) million

Cost Reduction Activities

•	Costs of revenue decreased 29.5% to $19.5 million
•	Reduced inventory by 28.6%
•	Total operating expenses decreased by 56.8% to $9.1 million
•	Reduced operating expenses to 35.0% of revenue, down from 49.0% in Q1 2016
•	Selling, general and administrative expenses decreased 32.0% to $2.9 million
•	Salaries and benefits costs decreased 66.0% to $3.3 million
•	Advertising and promotion expenses decreased 56.0% to $1.9 million
•	Professional fees decreased 36.5% to $0.9 million

Operations

•	Launched Natural Series
•	Hired two industry veterans to bolster sales team

"We entered 2017 with strong momentum, having completed our 18-month corporate restructuring in late 2016,” commented Ryan Drexler, President and Chief Executive Officer of MusclePharm, Inc. “Since completing the restructuring, we have turned our focus to implementing a series of strategic growth initiatives intended to expand our global footprint, broaden our target customer base and build value for shareholders. Specifically, we continue to work with our core specialty retail partners, and at the same we are increasing our penetration in both the independent retail and increasingly important online retail channels, such Amazon.”

“Headlining our new initiatives was the launch of our Natural Series line of organic, gluten-free supplements. This launch represents both a significant milestone for MusclePharm as we enter a new retail category as well as sets the stage for the Company to capitalize on its brand and open new distribution channels in the all-natural, healthy living space, which is the fastest growing segment of the supplement market. We have also strengthened our sales and marketing infrastructure to support the launch of Natural Series, including the hiring of two experienced sales executives to help us secure distribution with the leading retailers of organic and health-oriented products,” continued Mr. Drexler.

“As we position MusclePharm to capture additional market share, we launched our global expansion strategy, including working to secure local manufacturing capabilities in the UK, supported by the appointment of a new Head of UK Sales, industry veteran Dan Clark. We are very excited about the significant growth opportunities in Europe’s food supplement market, which, according to Euromonitor data, is projected to reach a €7.9 billion market value by 2020. Looking ahead, we will continue to execute against our strategic plan to grow both domestically and abroad. MusclePharm’s strong brand recognition and efficient business structure, which saw operating expenses decrease 56.8% year-over-year, ensures we are well-positioned to increase our global customer base and achieve sustainable growth. We are committed to remaining an innovative leader in the dynamic and growing supplement market,” added Mr. Drexler.

2017 First-Quarter Results

For the first quarter ended March 31, 2017, net revenue was $26.0 million, compared with $42.9 million in the prior year. The decrease in net revenue was primarily due to the termination of the Arnold Schwarzenegger product-line licensing agreement, the sale of our BioZone subsidiary and certain other products being discontinued. Net revenue for the first quarter of 2017 was flat compared to fourth quarter 2016 net revenue of $26.0 million.

Ryan Drexler, commented on the financial results, “Throughout the reorganization period, we purposefully terminated sales of certain unprofitable SKUs which, as expected, impacted Q1 2017 revenues compared with the prior year period. Against this backdrop, we are pleased to report that revenue stabilized during the first quarter. Throughout the remainder of 2017, we expect to ramp up sales throughout the year, driven by the launch of our new Natural Series line and supported by our revamped sales and marketing strategy.”

Adjusted EBITDA, including certain one-time adjustments, a non-GAAP measure which removes adjustments totaling approximately $4.7 million in stock-based compensation, restructuring charges, depreciation and amortization, as well as other items defined in the reconciliation table included in the press release, was approximately $1.5 million in the first quarter 2017, compared to Adjusted EBITDA of $1.3 million for the fourth quarter 2016, which also included certain one-time adjustments.

For the first quarter of 2017, gross profit was $6.5 million, compared to $15.2 million in the first quarter of 2016, most of which was related to excessive credits and chargebacks received from a number of traditional bricks-and-mortar clients, as well as increased whey protein costs and discontinued products. Operating expenses were $9.1 million for the first quarter of 2017, compared to $21.0 million for the same period in 2016. The Company reduced operating expenses to 35% of revenue in the first quarter of 2017 compared to 49% for the same period in 2016, with significant reductions in advertising and promotion expense and salaries and benefits expense. Advertising and promotion expense decreased 56.0% to $1.9 million for the first quarter of 2017, or 7% of revenue, compared to $4.3 million, or 10% of revenue, for the first quarter of 2016.

The net loss for the 2017 first quarter was ($3.1 million), or a loss of ($0.23) per share, compared to a loss of ($6.6 million), or a loss of ($0.48) per share, for the same period in the prior year. The 2017 first quarter also includes one-time charges of $0.3 million related to employee severance costs and stock-based compensation of terminated employees.

2017 First Quarter Conference Call Information

When: Wednesday, May 10, 2017

Time: 4:30 p.m. Eastern Time

Phone:

1-888-539-3678 (domestic)

1-719-457-2604 (international)

Conference ID: 7192811

A live webcast will be available online on MusclePharm's website at http://ir.musclepharmcorp.com/, where it will be archived for one year.

An audio replay of the conference call will be available through midnight May 24, 2017 by dialing 1-844-512-2921 from the U.S. or Canada, or 1-412-317-6671 from international locations, Conference ID: 7192811.

About MusclePharm Corporation

MusclePharm® is a scientifically-driven, performance lifestyle company that develops, manufactures, markets and distributes branded nutritional supplements. The Company offers a range of powders, capsules, tablets and gels. Its portfolio of recognized brands includes MusclePharm® Sport Series, Black Label and Core Series, FitMiss™, as well as Natural Series which was launched in 2017. These products are available in more than 120 countries and over 50,000 retail outlets worldwide. The clinically-proven supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit http://www.musclepharm.com. To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the Securities and Exchange Commission, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

## Tables Follow ##

MusclePharm Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue, net	$26,009	$42,912
Cost of revenue (1)	19,539	27,699
Gross profit	6,470	15,213
Operating expenses:
Advertising and promotion	1,888	4,287
Salaries and benefits	3,269	9,620
Selling, general and administrative	2,886	4,243
Research and development	137	863
Professional fees	882	1,388
Restructuring and other charges	—	574
Total operating expenses	9,062	20,975
Loss from operations	(2,592)	(5,762)
Gain on settlement of accounts payable	449	—
Other expense, net	(978)	(712)
Loss before provision for income taxes	(3,121)	(6,474)
Provision for income taxes	28	131
Net loss	$(3,149)	$(6,605)

Net loss per share, basic and diluted	$(0.23)	$(0.48)

Weighted average shares used to compute net loss per share, basic and diluted	13,773,508	13,896,876

(1)	Cost of revenue for the three ended March 31, 2016 included restructuring charges of $1.7 million related to write-down of inventory for discontinued products.

MusclePharm Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash	$3,016	$4,943
Accounts receivable, net of allowance for doubtful accounts of $521 and $462, respectively	15,236	13,353
Inventory	6,114	8,568
Prepaid giveaways	73	205
Prepaid expenses and other current assets	2,113	1,725
Total current assets	26,552	28,794
Property and equipment, net	2,853	3,243
Intangible assets, net	1,558	1,638
Other assets	146	421
TOTAL ASSETS	$31,109	$34,096
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$10,891	$9,625
Accrued liabilities	8,180	9,051
Accrued restructuring charges, current	565	614
Obligation under secured borrowing arrangement	1,816	2,681
Convertible note with a related party, net of discount	16,618	16,465
Total current liabilities	38,070	38,436
Accrued restructuring charges, long-term	185	208
Other long-term liabilities	270	332
Total liabilities	38,525	38,976
Commitments and contingencies (Note 8)
Stockholders' deficit:
Common stock, par value of $0.001 per share; 100,000,000 shares authorized as of March 31, 2017 and December 31, 2016; 15,337,230 and 14,987,230 shares issued as of March 31, 2017 and December 31, 2016, respectively; 14,461,609 and 14,111,609 shares outstanding as of March 31, 2017 and December 31, 2016, respectively	14	14
Additional paid-in capital	156,908	156,301
Treasury stock, at cost; 875,621 shares as of March 31, 2017 and December 31, 2016	(10,039)	(10,039)
Accumulated other comprehensive loss	(156)	(162)
Accumulated deficit	(154,143)	(150,994)
TOTAL STOCKHOLDERS’ DEFICIT	(7,416)	(4,880)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$31,109	$34,096

Non-GAAP Adjusted EBITDA

In addition to disclosing financial results calculated in accordance with U.S. Generally Accepted Accounting Principles, (“GAAP”), this Form 10-K discloses Adjusted EBITDA, which is net loss adjusted for income taxes, depreciation and amortization of property and equipment, amortization of intangible assets, provision for doubtful accounts, amortization of prepaid stock compensation, amortization of prepaid sponsorship fees, stock-based compensation, issuance of common stock warrants, other expense, net, loss on sale of subsidiary, gain on settlements, restructuring, and asset impairment charges. Management believes that these non-GAAP measures provide investors with important additional perspectives into our ongoing business performance.

The GAAP measure most directly comparable to Adjusted EBITDA is net loss. The non–GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net loss. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net loss and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Set forth below are reconciliations of our reported GAAP net loss to Adjusted EBITDA (in thousands):

			Three Months Ended
	Three Months Ended Mar. 31, 2017	Year Ended Dec. 31, 2016	Dec. 31, 2016	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016
Net loss	$(3,149)	$(3,477)	$8,771	$(1,447)	$(4,196)	$(6,605)

Stock-based compensation	607	5,304	323	(116)	427	4,670
Restructuring and asset impairment charges	—	3,186	(970)	1,920	—	2,236
Gain on settlement of accounts payable	(449)	(9,927)	(9,927)	—	—	—
Loss on sale of subsidiary	—	2,115	—	—	2,115	—
Amortization of prepaid sponsorship fees	145	1,235	180	211	146	698
Other expense, net	978	2,313	1,009	117	516	671
Amortization of prepaid stock compensation	—	938	—	—	235	703
Depreciation and amortization of property and equipment	340	1,551	389	346	389	427
Amortization of intangible assets	80	576	80	80	196	220
(Recovery) provision for doubtful accounts	80	386	152	225	43	(34)
Issuance of common stock warrants to third parties for services	—	6	—	—	3	3
Provision for income taxes	28	318	180	—	7	131
Adjusted EBITDA	$(1,340)	$4,524	$187	$1,336	$(119)	$3,120

One-Time Additional Adjustments
Cash severance related	$287	$1,062	$—	$—	$—	$1,062
Discontinued business/product lines	133	2,102	(121)	—	771	1,452
Settlement related	25	3,533	1,247	723	816	746
Unusual credits against revenue	1,141	—	—	—	—	—
Increased protein costs	1,026	—	—	—	—	—
Financing charges	275	—	—	—	—	—
Total one-time adjustments	2,887	6,697	1,126	723	1,587	3,260
Adjusted EBITDA excluding one-time adjustments	$1,547	$11,221	$1,313	$2,059	$1,468	$6,380